Exhibit 99.1

Interlink Electronics Reports Third Quarter 2025 Results

Revenue Up 11% Year-over-Year, Marking Second Consecutive Quarter of Double-Digit Growth

Building Momentum for 2026 Through Continued Organic Growth and Strengthened M&A Pipeline

FREMONT, Calif., Nov. 12, 2025 (GLOBE NEWSWIRE) – Interlink Electronics, Inc. (Nasdaq: LINK) (“Interlink” or the “Company”), a global leader in sensor technology and printed electronic solutions, today reported results for the third quarter ended September 30, 2025.

Q3 2025 and Recent Highlights

•	Revenue Growth: Increased revenue 11% year-over-year to $3.0 million. This marks the Company’s second consecutive quarter of delivering double-digit year-over-year revenue growth.

•	Optimized Capital Structure: Converted all outstanding Series A Convertible Preferred Stock into common stock, eliminating overhang and enhancing alignment with shareholders. Additionally, the Company issued a 50% common stock dividend, further enhancing liquidity and strengthening shareholder value.

•	Secured Two Major Design Wins: In October, the Company received a $200,000 SBIR Phase 1 grant from the U.S. Food & Drug Administration (FDA) to advance electrochemical sensors for food-safety and quality monitoring. In September, Interlink was awarded a $175,000 SBIR grant from the United States Department of Agriculture (USDA) to develop an AI-powered food quality & safety monitoring system.

•	Continued Momentum in Inorganic Growth Opportunities: Signed Letter of Intent to acquire a U.K.-based engineering and manufacturing company, strengthening Interlink’s European footprint and capabilities alongside its 2023 acquisition of Calman Technology. The Company continues to evaluate a growing pipeline of acquisition opportunities actively and will pursue transactions that align with long-term shareholder value.

Management Commentary

“The third quarter represented another step forward for Interlink,” said Steven N. Bronson, Chairman, President, and CEO. “We delivered our second consecutive quarter of double-digit year-over-year revenue growth, reflecting strong execution and growing demand across our core sensor and printed electronics platforms. In parallel, we secured two competitive U.S. government SBIR grants, underscoring our leadership in innovation and the expanding applicability of our technologies in new markets such as food quality and safety.

“We also took important steps to strengthen our balance sheet and enhance shareholder alignment by converting all outstanding Series A Convertible Preferred Stock into common stock and issuing a 50% common-stock dividend. These actions simplify our capital structure, improve liquidity, and further position Interlink for sustained growth.

“Looking ahead, we are entering 2026 from a position of strength. With momentum across our product lines, a growing base of strategic partnerships, and an expanding pipeline of acquisition opportunities, we believe the coming year will be a transformative period for Interlink as we move toward consistent profitability and scale.

Consolidated Financial Results

(Amounts in thousands except per share data and percentages)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025	2024	$ ∆	% ∆	2025	2024	$ ∆	% ∆
Revenue	$2,959	$2,671	$288	10.8%	$9,037	$8,693	$344	4.0%
Gross profit	$1,238	$1,105	$133	12.0%	$3,725	$3,663	$62	1.7%
Gross margin	41.8%	41.4%			41.2%	42.1%
Income (loss) from operations	$(313)	$(476)	$163		$(1,096)	$(1,540)	$444
Net income (loss)	$(336)	$(523)	$187		$(1,041)	$(1,571)	$530
Net loss applicable to common stockholders	$(436)	$(623)	$187		$(1,341)	$(1871)	$530
Earnings (loss) per common share – diluted	$(0.03)	$(0.04)	$0.01		$(0.09)	$(0.13)	$0.04
Adjusted EBITDA	$(62)	$(248)	$186		$(377)	$(847)	$470

Revenue for the third quarter of 2025 increased 11% to $3.0 million, compared to $2.7 million in the third quarter of 2024. The year-over-year growth was driven by higher shipments of the Company’s force-sensing products and printed electronics at its Calman Technology subsidiary, partially offset by lower sales of gas-sensor products. Revenue continues to fluctuate in response to changes in customer demand, which can vary with order flow and production cycles, affecting both the timing and volume of shipments.

Gross margin for the third quarter of 2025 was 41.8%, a 40-basis-point increase from the third quarter of last year. The improvement is primarily due to higher revenue and favorable changes in product mix.

Net loss for the third quarter of 2025 was $336,000, an improvement compared to a net loss of $523,000 in the year-ago period. The improvement in net loss was driven by higher revenue and slightly lower operating expenses.

Adjusted EBITDA, a non-GAAP financial measure, was $(62,000), an improvement compared to $(248,000) in the prior-year period.

About Interlink Electronics, Inc.

Interlink Electronics is a leading provider of sensors and printed electronic solutions, boasting 40 years of success in delivering mission-critical technologies across diverse markets. Our customers, including global blue-chip companies, trust our products and solutions, which span various markets, including medical, industrial, automotive, wearables, IoT, and other specialty markets. Our expertise in materials science, manufacturing, embedded electronics, firmware, and software enables us to create custom solutions tailored to our customers’ unique needs.

We serve our international customer base from our corporate headquarters and proprietary gas sensor production and product development facility in Fremont, California (Silicon Valley area); our Global Product Development and Materials Science Center and distribution and logistics center in Camarillo, California; and our advanced printed-electronics manufacturing facilities in Shenzhen, China; Irvine, Scotland; and Barnsley, England.

For more information, please visit www.InterlinkElectronics.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements in our press releases include statements about our projected financial and operating performance, our acquisition program, our strategy and prospects, and our opportunities for organic growth and synergies. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates and tariffs; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of the respective release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measure

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with United States generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measure: Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We define Adjusted EBITDA for a particular period as net income (loss) before interest, taxes, depreciation and amortization, and as further adjusted for stock-based compensation expense.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business operating results, such as amortization expense related to our recent acquisitions. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) is allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our investors to help them analyze the health of our business.

There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

Company Contact:

Interlink Electronics, Inc.

Steven N. Bronson, CEO

LINK@IESensors.com

805-623-4184

Investor Relations Contact:

Gateway Group

Matt Glover and Clay Liolios

LINK@IESensors.com

949-574-3860

INTERLINK ELECTRONICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30,	December 31,
	2025	2024

	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$2,987	$2,950
Accounts receivable, net	1,352	1,612
Inventories	1,798	2,009
Prepaid expenses and other current assets	269	328
Total current assets	6,406	6,899
Property, plant and equipment, net	501	411
Intangible assets, net	1,507	1,874
Goodwill	2,576	2,658
Right-of-use assets	845	1,064
Deferred tax assets	160	82
Other assets	86	128
Total assets	$12,081	$13,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$727	$573
Accrued liabilities	300	377
Lease liabilities, current	338	352
Accrued income taxes	161	88
Total current liabilities	1,526	1,390

Long-term liabilities
Lease liabilities, long term	567	777
Deferred tax liabilities	356	456
Total long-term liabilities	923	1,233
Total liabilities	2,449	2,623

Stockholders’ equity
Preferred stock	2	2
Common stock	15	15
Additional paid-in-capital	62,451	62,308
Accumulated other comprehensive income	352	15
Accumulated deficit	(53,188)	(51,847)
Total stockholders’ equity	9,632	10,493
Total liabilities and stockholders’ equity	$12,081	$13,116

INTERLINK ELECTRONICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

	(in thousands, except per share data)
Revenue	$2,959	$2,671	$9,037	$8,693
Cost of revenue	1,721	1,566	5,312	5,030
Gross profit	1,238	1,105	3,725	3,663
Operating expenses:
Engineering, research and development	354	486	1,151	1,572
Selling, general and administrative	1,197	1,095	3,670	3,631
Total operating expenses	1,551	1,581	4,821	5,203
(Loss) from operations	(313)	(476)	(1,096)	(1,540)
Other income (expense), net	3	(19)	33	29
(Loss) before income taxes	(310)	(495)	(1,063)	(1,511)
Income tax expense (benefit)	26	28	(22)	60
Net (loss)	$(336)	$(523)	$(1,041)	$(1,571)

Net (loss) applicable to common stockholders	$(436)	$(623)	$(1,341)	$(1,871)
Earnings (loss) per common share – basic and diluted	$(0.03)	$(0.04)	$(0.09)	$(0.13)
Weighted average common shares outstanding – basic and diluted	14,813	14,793	14,802	14,792

INTERLINK ELECTRONICS, INC.

RECONCILIATION OF CONSOLIDATED NET LOSS TO CONSOLIDATED ADJUSTED EBITDA

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

	(in thousands)
Net (loss)	$(336)	$(523)	$(1,041)	$(1,571)
Adjustments to arrive at earnings before interest, taxes, depreciation, and amortization (EBITDA):
Interest (income)	(5)	(14)	(18)	(46)
Income tax expense (benefit)	26	28	(22)	60
Depreciation expense	48	36	143	112
Amortization expense	183	189	539	571
EBITDA	(84)	(284)	(399)	(874)
Adjustments to arrive at Adjusted EBITDA:
Stock-based compensation expense	22	36	22	27
Adjusted EBITDA	$(62)	$(248)	$(377)	$(847)